CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Whiting Petroleum Corporation (the “Company”) of the oil and gas reserve information effective September 30, 2003 and contained in our reserve report for Whiting Oil and Gas Corporation dated October 7, 2003, and all references to our firm and our reports included in the Prospectus filed as part of the Company’s Registration Statement on Form S-1 (Registration No. 333-107341).

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Denver, Colorado
December 9, 2003